Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-80510, 33-62229, 333-105211, and 333-152443), pertaining to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, of our report dated June 27, 2014, with respect to the statement of net assets available for benefits of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 19, 2015